Exhibit 10.23

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made effective as of the 19th day of August 2009 (the “Effective Date”), by and between Dr. Robin J. Norris, MD (hereinafter referred to as the “Employee”), and Adherex, Inc., a subsidiary of Adherex Technologies Inc.  Adherex, Inc. is hereinafter referred to as the “Company”, and Adherex Technologies Inc. is referred to as “AHX.”

WITNESSETH:

WHEREAS, Employee and the Company are parties to that certain Employment Agreement dated December 12, 2001 (the “Original Employment Agreement”);

WHEREAS, as an inducement for the Company to continue his employment and provide the consideration described herein, Employee is entering into this Agreement with the Company, which supersedes and replaces the Original Employment Agreement;

WHEREAS, as an inducement for Employee to execute this Agreement, the Company is continuing Employee’s employment with the Company on the modified terms and conditions set forth in this Agreement and is providing Employee with the consideration described herein;

NOW, THEREFORE, in consideration of the premises set forth above and the mutual covenants and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

NOW THEREFORE, in consideration of the continued employment of Employee by the Company, the new consideration recited above, the disclosure to Employee by the Company of confidential and trade secret information, the mutual promises and agreements in this document and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto enter into this Agreement and agree as follows.

1.

Duties.    The Company hereby agrees to continue to employ Employee as its Executive Vice President of Research and Development and Chief Operating Officer, and, as such, Employee agrees to faithfully perform the duties of those positions and to perform such other duties of an executive, managerial or administrative nature as shall be specified and designed from time to time by the Chief Executive Officer of the Company.  Employee agrees to perform his duties and responsibilities at the Company diligently and to the best of his ability, and further agrees to devote all of his business time and efforts to the performance of duties hereunder.  Employee further agrees not to be employed by any entity or other third party while employed by the Company without first obtaining the advance written consent of the Company.

2.

Compensation.  In consideration of his continued services to the Company, Employee will be compensated as follows:

(a)

Base Salary.  While employed by the Company, the Company will pay Employee at the rate of One Hundred Twenty Thousand Dollars ($120,000.00) annually, less any withholdings required by law or properly requested by Employee (the “Base Salary”).  The Company will pay Employee the Base Salary on its regularly scheduled paydays, in accordance with its regular payroll practices and procedures.

(b)

Stock Option Grant.  As consideration for Employee entering into this Agreement, subject to approval of the Board of Directors of AHX, AHX will grant Employee an option to purchase up to 200,000 shares of the common stock of AHX (the “Option”).  Subject to approval by the Board of Directors of AHX, shares subject to the Option will be fully vested and exercisable on the grant date.  The Option is subject to the terms and conditions of the AHX Amended and Restated Stock Option Plan and will be governed by a separate stock option agreement between the Company and Employee.

(c)

Business Expenses.  The Company will reimburse Employee for all reasonable expenses incurred by Employee that are directly related to the business of the Company, provided that Employee complies with the Company’s policies and procedures for reimbursement or the advance of business expenses.

3.

Benefits. While employed by the Company, Employee shall be eligible (subject to applicable eligibility requirements) to receive such other benefits as are provided from time to time to other similarly-situated employees of the Company pursuant to the Company’s policies and procedures as they may be instituted from time to time.

4.

Vacation and Paid Holidays.  While employed by the Company, Employee is eligible to take 16 paid vacation days in 2009 and thereafter annual vacation in accordance with the Company’s vacation policy; provided, however, that notwithstanding anything to the contrary in the Company’s vacation policy, Employee will not be paid for any accrued, unused vacation time upon termination of employment with the Company at any time, by either party.  During employment with the Company, Employee will be entitled to be paid for all holidays recognized by the Company in accordance with Company policy.

5.

Confidential Information.  Employee agrees that although the Original Employment Agreement is superseded and replaced by this Agreement, the terms of the Company’s Confidentiality and Intellectual Property Agreement previously entered into between Employee and the Company, dated as of December 18, 2001 (the “IP Agreement”) remain in full force and effect.  A copy of the IP Agreement is attached hereto as Exhibit A and incorporated by reference, and a breach of the IP Agreement will be construed as a breach of this Agreement.

6.

Conflicts of Interest.

Employee is subject to the Company’s conflict of interest requirements and policies, and is responsible for recognizing and avoiding any and all circumstances that may give rise to an actual conflict of interest or give the appearance of a conflict of interest situation.

7.

Term; Termination of Employment. The term of this Agreement is from August 16, 2009 through and including December 31, 2009 (the “Term”); provided, however, that this Agreement may terminate before the end of the Term in the event of the following:

(a)

Termination for Cause.  Employee’s employment with the Company may be terminated by the Company for “Cause” at any time and without advance notice.  For purposes of this Agreement, “Cause” means Employee’s:  (1) material breach of the terms of this Agreement or the IP Agreement; (2) failure to diligently and properly perform his duties and responsibilities, or to comply with any policies and directives of the Company or the Board; (3) dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by Employee that is materially detrimental to the interest and well-being of the Company, including without limitation, harm to its reputation; (4) failure to fully disclose any material conflict of interest he may have with the Company in a transaction involving the Company which conflict is materially detrimental to the interest of the Company; or (5) Employee’s conviction of (i) any felony or (ii) any misdemeanor or other crime of moral turpitude (other than a minor traffic offense).

(b)

 Termination upon Death or Disability.  Employee’s employment with the Company will terminate immediately in the event of his death or permanent disability. For purposes of this Agreement, permanently disability means that Employee is unable to perform the essential functions of his position, with or without a reasonable accommodation, for more than sixty (60) consecutive days or ninety (90) days in any 12-month period.

(c)

 Resignation by Employee.  Employee may resign employment before the end of the Term upon thirty (30) days’ advance written notice. If Employee fails to provide at least thirty (30) days advance notice of resignation, Employee will forfeit payment for any accrued, unused vacation pay. The Company reserves the right in its sole discretion to pay Employee’s then-current Base Salary for all or a part of such notice period, in lieu of Employee’s continued employment during the notice period.

(d)

Termination by the Company Without Cause.  Employee’s employment with the Company may be terminated at any time without Cause. The termination of Employee’s employment by the Company will be deemed to be “Without Cause” if Employee is terminated before the end of the Term for any reason other than Sections 7(a) through (c) of this Agreement.

In the event that the parties mutually agree to continue the employment relationship after the Term of this Agreement, such employment shall be at will.

8.

Payments upon Termination.

(a)

Accrued Compensation. If Employee’s employment with the Company is terminated by either party at any time for any reason, Employee will receive payment of any Base Salary and vacation pay earned or accrued to the date of termination (collectively, the “Accrued Compensation”; provided, however, that if Employee resigns his employment with the Company, he must provide the notice specified in Section 7(c) hereof in order to receive payment for any accrued, unused vacation time.   In the event of termination by the Company or

Employee pursuant to subparagraphs 7(a) through 7(c) hereof or in the event of termination by either party for any reason after expiration of the Term, Employee will be entitled to receive payment of Accrued Compensation only.

(b)

Continued Payment upon Termination Without Cause.  If the Company terminates Employee’s employment Without Cause before the end of the Term, the Company will continue paying Employee his Base Salary through the end of the Term.  Such continued payment of Employee’s Base  Salary will be made on the Company’s regularly-scheduled paydays through the end of the Term, and will be made in accordance with its normal payroll practices and procedures (the “Severance Payment”).  Installments of the Severance Payment will be made payable to Employee less any withholdings required by law or properly requested by Employee.

9.

Notices. Any notice or other communication required or permitted hereunder must be made in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mail as follows:

If to the Company, to:

Adherex, Inc.

2530 Meridian Parkway, Suite 200

Durham, North Carolina 27713

with a copy to:

Wyrick Robbins Yates & Ponton, LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention:     Donald R. Reynolds, Esq.

If to the Employee, at the address set forth on the signature page hereof.

Any party may by notice given in accordance with this Section 9 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

10.

Entire Agreement. This Agreement (including the IP Agreement attached hereto as Exhibit A) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes the Original Employment Agreement and all prior agreements, written or oral, with respect to the subject matter hereof, including without limitation any agreements that may have been entered into between the Company and Employee (except for the IP Agreement, which remains in full force and effect).

11.

Waivers and Amendments. This Agreement may only be amended, superseded, canceled, renewed or extended, and the terms hereof, may be waived, with a writing signed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.

Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of North Carolina, without regard to conflicts of law principles. The parties further agree that the state or federal courts sitting in Wake County, North Carolina shall have the sole and exclusive jurisdiction to hear any dispute(s) arising out of this Agreement (including any exhibits attached hereto), and the parties hereby irrevocably consent to the personal jurisdiction of such courts over them.

13.

Assignment. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee; any purported assignment by Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, Employee agrees that the Company may assign this Agreement and its rights and obligations hereunder to a successor in interest.

14.

 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

15.

Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement effective as of the Effective Date first set out above.

THE COMPANY:

ADHEREX, INC.

By:
Name:
Title:

EMPLOYEE:

(SEAL)
Robin J. Norris

EXHIBIT A

[Copy of Confidentiality and  Intellectual Property and Noncompetition Agreement

entered into between Employee and the Company, dated as of December 18, 2001]